Exhibit 3.14

Authorisation Code : 482613954510 www.verify.gov.ky 12 October 2017 CERTIFIED A TRUE COPY 12th October 2017 Registrar Of Companies MC-251741 Certificate Of Incorporation Assistant Registrar of Companies of the Cayman Islands Alpha Orca Company an Exempt Company incorporated in the Cayman Islands with Limited Liability with effect from the 8th day of February Two Thousand Eleven Given under my hand and Seal at George Town in the Island of Grand Cayman this 8th day of February Two Thousand Eleven Assistant Registrar of Companies, DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by Cayman Islands. I, (SGD. JOY A. RANKINE) JOY A. RANKINE